Exhibit 99.1

FOR IMMEDIATE RELEASE
July 20, 2005
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP REPORTS

QUARTERLY EARNINGS INCREASE

     Munster, Indiana — NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $1.6 million, or $0.59 earnings per basic and $0.58 earnings per diluted share for the quarter ended June 30, 2005, compared to net income of $1.5 million, or $0.56 earnings per basic and $0.55 earnings per diluted share for the same period a year earlier. The current quarter net income represented a 6.8% increase over the second quarter net income reported during the prior year. In addition, for the quarter ended June 30, 2005, the return on average assets (ROA) was 1.10% and return on average equity (ROE) was 14.60%.

     For the six months ended June 30, 2005, the Bancorp reported net income of $3.3 million, or $1.17 earnings per basic and $1.15 earnings per diluted share compared to $3.0 million, or $1.09 earnings per basic and $1.08 earnings per diluted share for the same period a year earlier. The current six month net income represented an 8.0% increase over the six month net income reported during the prior year. In addition, for the six months ended June 30, 2005, the return on average assets (ROA) was 1.12% and return on average equity (ROE) was 14.50%.

     During the quarter ended June 30, 2005, total assets grew $21.7 million, or 3.8%, to $591.6 million. Loan growth totaled $7.7 million, while the securities growth totaled $4.9 million and short-term investments increased by $7.2 million. Retail deposits were utilized to fund earning asset growth and repay borrowed funds. Core deposits, which include checking, savings and money market accounts, grew $15.7 million, while certificates of deposit decreased by $1.8 million. Core deposits represented 58.8% of the Bancorp’s total deposits at June 30, 2005.

     For the six months ended June 30, 2005, total assets increased $34.2 million, or 6.1%, to $591.6 million. Loan growth totaled $11.7 million, while the securities growth totaled $5.0 million and short-term investments increased by $12.6 million. Retail deposits were utilized to fund asset growth and repay borrowed funds. Core deposits grew $28.9 million, while certificates of deposit increased by $5.4 million.

     David A. Bochnowski, Chairman and Chief Executive Officer, attributed the Bank’s performance to consistent core earnings, asset quality, increased noninterest income from banking activities and stable operating expenses.

     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $5.1 million for the quarter ended June 30, 2005, compared to $4.9 million for the quarter ended June 30, 2004, an increase of 4.1%. For the six months ended June 30, 2005, net interest income totaled $10.2 million compared to $9.8 million for the same period a year earlier, an increase of 4.3%.

     Despite the current general economic pressures, the Bancorp’s non-performing loans to total assets remains at the manageable level of 0.47% at June 30, 2005. The loan loss provision of $60 thousand during the second quarter of 2005 and $125 thousand for the six months ended June 30, 2005, takes into consideration management’s current judgments about the credit quality of the loan portfolio, changes in the portfolio mix and local economic conditions. The Bancorp’s allowance for loan losses totaled $4.0 million at June 30, 2005.

     Noninterest income from banking activities increased by $157 thousand, or 21.0%, for the three months ended June 30, 2005. For the six months ended June 30, 2005, noninterest income increased by $185 thousand, or 12.2%. The increase in noninterest income for both periods was due to increased income from fees and service charges, increased income from investment and trust services and increases in the cash value of bank owned life insurance. Noninterest income has also been impacted by a decrease in gains from security sales of $87 thousand and $197 thousand for the three and six months ended June 30, 2005.

     Noninterest expense increased by $310 thousand, or 9.5%, for the quarter ended June 30, 2005. For the six months ended June 30, 2005, noninterest expense increased by $437 thousand, or 6.7%. The increase in noninterest expense for both periods was primarily due to increased compensation, due to annual salary increases, additional staffing for current banking operations and benefit accruals.

     The Bancorp also issued an interim update on the study to investigate the possibility of terminating the registration of its shares of common stock under the Securities and Exchange Commission Act of 1934. The Bancorp initiated the study in May 2005 as a result of escalating costs and additional allocation of management’s time resulting from the Sarbanes-Oxley Act of 2002. If de-registration were to occur, the NorthWest Indiana Bancorp expects that its shares would continue to trade on the OTC Bulletin Board.

     In June 2005, the Board of Directors appointed a Special Committee of independent directors to investigate the possibility of terminating the registration of its shares of common stock with the Securities and Exchange Commission. The committee members are Kenneth V. Krupinski, Chairman, Dr. Anthony M. Puntillo and Lourdes M. Dennison.

     At the same time the Board decided that if the Special Committee recommends a transaction that could result in the de-registration of the Bancorp’s shares, the proposal will be submitted to a vote of the shareholders of the NorthWest Indiana Bancorp. “ The Board of Directors unanimously agreed that although not required by Indiana law, the shareholders of the NorthWest Indiana Bancorp should have the final say on any delisting proposal,” Bochnowski noted.

     At June 30, 2005, shareholders’ equity stood at $45.4 million or 7.7% of total assets. The book value of the Bancorp’s stock stood at $16.31 per share.

     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website at www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.

     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Consolidated Balance Sheets
(Dollars in Thousands)

	June 30	December 31,
	2005	2004
	(unaudited)
Assets
Cash and cash equivalents	$33,630	$16,398
Available-for-sale securities	72,686	69,161
Held-to-maturity securities	12,276	10,818
Federal Home Loan Bank Stock	2,965	2,904
Loans held for sale	—	39
Loans receivable	445,485	433,790
Less: allowance for loan losses	(4,027)	(3,892)

Net loans receivable	441,458	429,898
Premises and equipment	14,290	14,169
Foreclosed real estate	0	280
Cash value of bank owned life insurance	8,307	8,147
Other assets	3,440	3,120

Total assets	$591,584	$557,393

Liabilities and Stockholders’ Equity
Deposits	$484,241	$451,573
Borrowed funds	58,066	57,201
Accrued expenses and other liabilities	3,885	4,522

Total liabilities	546,192	513,961
Stockholders’ Equity	45,392	44,097

Total liabilities and stockholders’ equity	$591,584	$557,393

Consolidated Statements of Income
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2005	2004	2005	2004
Total interest income	$7,411	$6,581	$14,418	$13,131
Total interest expense	2,270	1,643	4,219	3,354

Net interest income	5,141	4,938	10,199	9,777
Provision for loan losses	60	75	125	135

Net interest income after provision for loan losses	5,081	4,863	10,074	9,642

Total noninterest income	904	747	1,706	1,521
Total noninterest expenses	3,562	3,252	6,978	6,541

Income before income tax expenses	2,423	2,358	4,802	4,622
Income tax expenses	775	815	1,547	1,607

Net Income	$1,648	$1,543	$3,255	$3,015

Selected Financial Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Earnings per common share:
Basic	$0.59	$0.56	$1.17	$1.09
Diluted	$0.58	$0.55	$1.15	$1.08
Net interest margin	3.70%	3.95%	3.78%	3.98%
Return on average assets	1.10%	1.16%	1.12%	1.16%
Return on average equity	14.60%	14.57%	14.50%	14.27%

	At
	June 30,	June 30,
	2005	2004
Stockholders’ equity as a percent of total assets	7.69%	7.79%
Book value per share	$16.31	$15.18